Exhibit 23

Consent of Independent Auditors

The Board of Directors
Hudson River Bancorp, Inc.

We consent to incorporation by reference in the following registration statements:

File No. 333-58615 on Form S-8,
File No. 333-94567 on Form S-8, and
File No. 333-94571 on Form S-8

of Hudson River Bancorp, Inc. of our report dated May 2, 2003, relating to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2003 and 2002, and the related consolidated income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the 2003 Annual Report to Shareholders, which is incorporated by reference into the March 31, 2003 Annual Report on Form 10-K of Hudson River Bancorp, Inc. Our report refers to a change in the method of accounting for goodwill as of April 1, 2002.

/s/ KPMG LLP

Albany, New York
June 25, 2003